Exhibit 10.4

EMPLOYMENT CONTRACT

AGREEMENT made this 1st day of June, 1999, to be effective January 1, 1999, between AMTRALEASE TRUCK LEASING SERVICES CORP. (“AMERIQUEST”) and DOUGLAS CLARK (“EXECUTIVE”).

BACKGROUND

A.                                    EXECUTIVE, as an employee of Clark Associates, has served as the President and CEO of AMERIQUEST since January 1, 1997, and in a similar capacity with American Truck Leasing Network, Inc. (“AMTRALEASE”) since November 1, 1991;

B.                                    As of January 1, 1999 (“Effective Date”) EXECUTIVE will be employed directly by AMERIQUEST as the President and CEO;

C.                                    EXECUTIVE will also continue to serve as the President and CEO of AMTRALEASE;

D.                                    The parties hereto enter into this Agreement to formalize the agreements and understandings they have reached regarding the employment of EXECUTIVE.

NOW, THEREFORE, the parties hereto intending to be legally bound for their heirs, successors and assigns do hereby agree as follows:

1.                                      Employment of EXECUTIVE.

AMERIQUEST hereby offers and EXECUTIVE hereby accepts employment as the President and CEO of AMERIQUEST.  EXECUTIVE agrees and understands that he will also serve in a similar capacity with AMTRALEASE.  EXECUTIVE shall perform all the duties and have the responsibilities which he currently exercises as President and CEO of AMERIQUEST and AMTRALEASE.  He shall also fulfill such additional duties and obligations as may be directed to him from the respective Boards of AMERIQUEST and AMTRALEASE.  EXECUTIVE’s employment shall be on a full-time basis and he shall be expected to devote such hours as is necessary to promote the success of AMERIQUEST and AMTRALEASE.

2.                                      Compensation.

A.                                    Salary - Base salary of $180,000.00.  EXECUTIVE’s base salary shall be increased for all years subsequent to 1999 at the discretion of the Board to reflect financial results achieved through the efforts of EXECUTIVE.  In no case shall EXECUTIVE’S base salary be less than $180,000.00.

3.                                      Benefits.

A.                                    Full Medical/Dental/Eyecare - subject to usual plan provisions for EXECUTIVE, his wife and dependent children.

B.                                    Life Insurance - $750,000.00.  EXECUTIVE to have option to pay for additional layers as available.

C.                                    401K Plan - to be instituted within twelve (12) months of EXECUTIVE’S start date.

D.                                    Disability Insurance - as provided by existing policy.

E.                                     Car Allowance - $750.00 per month to cover all automotive expenses including lease payments, fuel, repairs, and insurance.

F.                                      Vacation - 4 weeks during each calendar year of the Agreement.  No more than 2 weeks may be taken consecutively.  Accrued but unused vacation time shall not carry over.

4.                                      Term.  The term of this Agreement is three (3) years from the Effective Date.  If EXECUTIVE is terminated by the Board of AMERIQUEST, except for cause as hereinafter defined, EXECUTIVE shall be entitled to a severance equal to twelve (12) months of base salary payable in monthly installments.  Should EXECUTIVE be terminated, except for cause as hereinafter defined, during the third year, he shall be entitled to be paid the base salary in monthly installments for the remaining balance of the three (3) year term but in no event less than six (6) months severance.  In addition to the base salary, EXECUTIVE shall be entitled to a continuation of his medical benefits during the severance period.  During the first twelve (12) months of his employment “cause” shall be defined to include: (a) a legal or unlawful activity; (b) insubordination or a repeated failure to follow reasonable directions of the Board of Directors or Executive Committee; (c) unprofessional conduct; (d) a material breach of paragraph 6(a).

Commencing with the thirteenth (13) month and thereafter “cause” shall include (a), (b), (c) or (d) above or the failure of EXECUTIVE to meet reasonably aggressive performance goals mutually established and agreed-to in writing by EXECUTIVE and the Board of AMERIQUEST.

If AMERIQUEST is acquired, sold, or merged into another entity and EXECUTIVE is not retained by the successor entity pursuant to this Agreement, then EXECUTIVE shall be paid in a lump sum within thirty (30) days of termination an amount equal to twelve (12) months base salary plus the amount which would be paid during the same period for medical/dental/eye health insurance.

This contract shall renew automatically for additional one year terms unless either party sends the other written notice of non-renewal not less than 90 days before the end of the current term.

5.                                      Reimbursement for Business Expenses.

AMERIQUEST shall reimburse or pay for all reasonably and necessary incurred expenses for entertainment and a cell phone.  Where EXECUTIVE’ s duties require him to travel away from home, AMERIQUEST shall also be responsible for reasonable travel expenses including lodging, meals, and transportation.

6.                                      Confidentiality/Non-Compete.

A.                                    Confidentiality.  EXECUTIVE recognizes and acknowledges that the membership information, including information of potential new members, pricing information with respect to current and future programs and marketing plans constitute trade secrets and confidential or proprietary information of AMERIQUEST or AMTRALEASE which are valuable, special and unique assets of the business of AMERIQUEST or AMTRALEASE, and EXECUTIVE agrees that during the term of this Agreement and for a period of eighteen (18) months after the termination of EXECUTIVE’s employment for any reason, he will not disclose any such trade secrets or confidential or proprietary information to any person, firm, or other entity for any reason without the prior written authorization of AMERIQUEST or AMTRALEASE.

B.                                    Non-Compete.  EXECUTIVE agrees that for a period of eighteen (18) months from the date of the termination of his employment he will not become employed by, serve as an officer or director, affiliated with, or an independent contractor or consultant to any other truck leasing system, organization such as Ideal Lease, PacLease, Mack Leasing System, and National ease.  AMERIQUEST and EXECUTIVE mutually agree that should EXECUTIVE accept employment from a member of AMTRALEASE or a participant or shareholder of AMERIQUEST it will not be deemed a violation of the non-compete.

C.                                    EXECUTIVE acknowledges and agrees that AMERIQUEST or AMTRALEASE will suffer irreparable harm for which there may be no adequate remedy at law in the event of an actual or threatened breach of paragraph 6A or 6B.  In addition to any other remedy which may be available at law or equity, should EXECUTIVE breach paragraph 6A or 6B during any time when EXECUTIVE is receiving any post employment severance payments or benefits, EXECUTIVE shall forfeit the right to collect any further severance payments or benefits.  If EXECUTIVE has already been paid any post employment severance payments or benefits, then EXECUTIVE shall be required to reimburse AMERIQUEST within ten (10) days of written notice an amount equal to the value of all post employment severance payments and benefits already received.  In the event of a material breach of Paragraph 6A or 6B, Executive shall pay Ameriquest’s reasonable cost of enforcing these covenants including court costs and legal fees.

7.                                      Indemnification and Hold Harmless.  To the maximum extent permitted by law, but except for gross negligence or an intentionally wrongful act, AMERIQUEST hereby agrees to indemnify and fully hold harmless (including attorneys’ fees) EXECUTIVE from any claim, cause of action, fine or penalty that may be asserted by any third parties and arising from the performance of EXECUTIVE’s duties and responsibilities for AMERIQUEST or AMTRALEASE.

8.                                      Entire Agreement/Revocation and Amendment.  This Agreement represents the entire agreement of the parties hereto with respect to the subject matter and supersedes any prior written or oral proposals, representations, or negotiations.  This Agreement may only be modified by a writing signed by AMERIQUEST and EXECUTIVE making specific reference to this Agreement.

9.                                      Governing Law.  This Agreement shall be construed and enforced according to the laws of the State of New Jersey.

10.                               Partial Invalidity.  The invalidity or unenforceability of any particular portion of this Agreement shall not affect the other provisions.  If an element or restriction of this Agreement is found by a court of law to be unreasonable or unenforceable as written, the other terms and conditions shall remain in full force and effect.

IN WITNESS WHEREOF the parties have set their hands and seals on the date first written above.

ATTEST:	AMTRALEASE TRUCK LEASING
SERVICES CORP.

	By:	/s/ Brian Hogan
Brian Hogan
Chairman of the Board

WITNESS:

	By:	/s/ Douglas Clark
Brian Hogan